Exhibit 10.3
AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT AGREEMENT
     THIS AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT (this “Agreement”), is made and entered into as of this 23rd day of January 2007 by and between TD Banknorth Inc. (formerly known as Banknorth Group, Inc.), its subsidiaries and affiliates (collectively, the “Corporation”) and John W. Fridlington (the “Executive”).
WITNESSETH:
     WHEREAS, the Corporation and the Executive are parties to a certain Supplemental Retirement Agreement dated as of May 9, 2006, which amended and restated an agreement originally dated as of January 1, 1996, as amended by a First Amendment dated April 1, 2001, a Second Amendment dated December 23, 2003 and a Third Amendment dated February 14, 2005 (as so amended and restated, the “Prior Agreement”);
     WHEREAS, the Prior Agreement was amended and restated in 2006 in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code;
     WHEREAS, this Agreement is being further amended and restated in order to take advantage of the extension of the transitional relief granted by the IRS in Notice 2006-79 with respect to payment and deferral elections; and
     WHEREAS, none of the changes to comply with Section 409A of the Code increase or decrease the amount of the benefits payable to the Executive;
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Executive hereby agree, and amend and restate the Prior Agreement in its entirety, as follows:
ARTICLE ONE
     1.01 Employment. The Corporation may employ the Executive in such capacity as the Corporation may from time to time determine. Notwithstanding anything contained herein, this Agreement is not an agreement of employment. Nothing herein shall restrict the Corporation concerning other terms and conditions of his employment.
     The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE TWO
     2.01 Normal Retirement Benefits.
     (a) Generally. If the Executive shall continue in the employment of the Corporation until his sixty-fifth (65th) birthday (the “Normal Retirement Date”), subject to Section 2.01(b) below, he shall be entitled to a retirement benefit (the “Normal Retirement Benefit”) commencing on the first day of the month following the lapse of six months from the date of his actual “Separation from Service” as defined in Section 2.04(e) below and continuing thereafter for fifteen (15) years certain, payable monthly in the annual amount of sixty-five percent (65%) of his Benefit Computation Base (defined in Section 2.02), multiplied by a fraction, not to exceed one (1), the numerator of which is the actual number of months of employment with the Corporation (including partial months for month of hire and month of termination) and the denominator of which is three hundred (300) months, and reduced by:
(1)	fifty percent (50%) of the Executive’s Primary Social Security retirement benefit estimated as of the Normal Retirement Date based on the Social Security retirement benefit formulas assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive’s employment with the Corporation;

(2)	the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis from the qualified defined benefit pension plan maintained by the Corporation (such plan, as it may hereafter be amended, restated, otherwise modified or replaced, is hereinafter referred to as the “Pension Plan”);

(3)	the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis, which is the Actuarial Equivalent (as defined in the Pension Plan), at the date of determination, of that portion of the account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

(4)	the annual amount of benefits payable to the Executive at the Normal Retirement Date on a life annuity basis attributable to contributions by the Corporation from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.

     (b) Additional Age and Service Credits. The Executive is entitled to additional age and service credits for purposes of calculating the Executive’s benefits under this Agreement pursuant to the Executive’s Retention Agreement with the Corporation dated as of August 25, 2004, as amended (the “Retention Agreement”). If the Executive makes a valid election to receive his additional benefits in the form of an increased Normal Retirement Benefit under this Agreement as set forth below rather than in the form of a lump sum cash payment at the time the Executive’s “Non-Competition and Retention Amount” is paid, as such term is defined in the Retention Agreement, then the computation of the Executive’s Normal Retirement Benefit under this Agreement shall reflect the additional age and service credits provided to the Executive under his Retention Agreement in accordance with the terms of such agreement. Any election by the Executive to receive such additional benefits in the form of an increased Normal Retirement Benefit under this Agreement rather than in the form of a lump sum cash payment under the Executive’s Retention Agreement must be (i) made while the Executive is an active employee of the Company or one of its subsidiaries, (ii) made on or before December 31, 2007, and (iii) accompanied by a payment election that complies with Section 2.04(c) below.
     2.02 Benefit Computation Base. The Executive’s Benefit Computation Base shall be the average of the Executive’s compensation from the Corporation for the five (5) consecutive calendar years during the ten (10) years preceding the Executive’s termination of employment with the Corporation in which such compensation is the highest (excluding all years of the Executive’s employment by the Corporation after the year in which the Normal Retirement Date occurs). For the purposes of this Agreement, compensation shall mean the amount actually paid or made available to the Executive during a calendar year as remuneration of a kind or nature reported by the Corporation on the Executive’s W-2, except as set forth below. Compensation shall also include annual bonuses, any contributions made on behalf of the Executive by the Corporation pursuant to a salary reduction agreement under Internal Revenue Code Sections 125, 129 and/or 401(k), and any compensation deferred under the Corporation’s Amended and Restated Deferred Compensation Plan, except that the $52,000 short-term incentive bonus for calendar 2004 the payment of which was accelerated to December 2004 shall be taken into account as if it was paid in 2005 rather than 2004. Compensation shall not include any amounts available to the Executive pursuant to any Stock Option, Stock Appreciation Right, Senior Management Long Term Incentive Plans or Restricted Stock Unit Plans of the Corporation or paid to the Executive pursuant to Sections 6, 7 and 8 of the Retention Agreement.
     2.03 Accrued Benefit. As used herein, the term “Accrued Benefit” shall mean the Normal Retirement Benefit (before applying the offsets in Section 2.01(a)(1), (2), (3) and (4) to which the Executive would be entitled under Section 2.01 commencing at the Normal Retirement Date assuming continuation of service by the Executive to the Normal Retirement Date based on the Benefit Computation Base on the date the Accrued Benefit is determined (the “Determination Date”), multiplied by a fraction, not to exceed one (1), the numerator of which is the actual number of months of employment with the Corporation (including partial months for month of hire and month of termination) and the denominator of which is three hundred (300) months, and reduced by:
(1)	fifty percent (50%) of the Executive’s Primary Social Security retirement benefit estimated as of the Normal Retirement Date based on the Social Security retirement benefit formulas assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive’s employment with the Corporation.

(2)	the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis from the Pension Plan;

(3)	the annual amount of benefits payable to the Executive at the Normal Retirement Date on the life annuity basis, which is the Actuarial Equivalent (as defined in the Pension Plan), at the date of determination, of that portion of the account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

(4)	the annual amount of benefits payable to the Executive at the Normal Retirement Date on a life annuity basis attributable to contributions by the Corporation from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.
     2.04 Form of Payment and Payment Elections.
          (a) Optional Forms of Payment. In lieu of the fifteen year certain payments provided in Section 2.01 above, or whenever an Accrued Benefit is payable under this Agreement, the Executive may elect to receive payment (x) in any of the forms of benefit available under the Pension Plan (including the different forms of annuities set forth in Section 4.04 of the Pension Plan), in which case the amount of payments under such alternate form shall be determined in accordance with the provisions of the Pension Plan controlling the determination of the amount of payments under such form under the Pension Plan or (y) in a lump sum payment following Separation from Service in an amount equal to the Actuarial Equivalent (as defined in the Pension Plan) of the Accrued Benefit determined in the manner prescribed for determining Actuarial Equivalents under the Pension Plan. In addition, the Executive may elect to receive his benefits under this Agreement upon any of the following events: (i) early retirement before age 65, if the Executive is entitled to any early retirement benefit under the Pension Plan and if such early retirement constitutes a “Separation from Service” as defined in Section 2.04(e) below, (ii) death, or (iii) termination of employment after the Executive’s Normal Retirement Date, if such termination constitutes a “Separation from Service” as defined in Section 2.04(e) below, provided that any payments triggered by a Separation from Service shall be delayed as set forth in Section 2.04(e) below. Any election of an alternate form or time of benefit shall be made as set forth below.
     (b) Prior Elections. Any payment elections made by the Executive before January 1, 2005 shall continue in effect until such time as the Executive makes a subsequent payment election and such election becomes effective as set forth below. If no payment election was made, then the current payment election shall be deemed to be in the form of a Normal Retirement Benefit commencing on the date provided in Section 2.01 of this Agreement.
     (c) Transitional Elections Prior to 2008. On or before December 31, 2007, if the Executive wishes to change his payment election as to either the time or form of payment or both, the Executive may do so by completing a payment election form approved by the Corporation, provided that (i) any such election must be made while the Executive is an active employee of the Corporation or one of its subsidiaries, (ii) any payment election made in 2006 cannot apply to amounts that would otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that would otherwise be paid in a later year, and (iii) any payment election made in 2007 cannot apply to amounts that would otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would otherwise be paid in a later year.

     (d) Changes in Payment Elections After 2007. On or after January 1, 2008, if the Executive wishes to change his payment election as to either the time or form of payment or both, the Executive may do so by completing a payment election form approved by the Corporation, provided that any such election (i) must be made while the Executive is an active employee of the Corporation or one of its subsidiaries, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Corporation, and (iv) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), provided that clause (iv) above shall not apply to a change in the form of a payment from one type of “life annuity” (as defined in the regulations under Section 409A of the Code) to another type of life annuity if the annuities are actuarially equivalent applying reasonable actuarial assumptions. For purposes of this Agreement and clause (iv) above, all life annuities or installment payments under this Agreement shall be treated as a single payment.
     (e) Separation from Service. A “Separation from Service” shall mean separation from service within the meaning of Section 409A of the Code and the regulations issued thereunder, other than death. If the payment event is a Separation from Service, then the retirement benefits under this Agreement shall not be paid, or the payment shall not commence, until the first day of the month following the lapse of six months from the date of Separation from Service. If the retirement benefits are being paid in the form of an annuity or installments over time, then all future payments shall be made in the ordinary course based on the commencement of the payments as of the first day of the month following the lapse of six months from the date of Separation from Service. The applicable rate of interest (as defined in Section 6.01) shall be determined as of the date of the first monthly installment and shall remain the same for all subsequent payments.
     2.05 Vesting. The Executive has a vested interest in any retirement benefit payable under this Agreement if he has completed at least five years of employment with the Corporation commencing with his original date of hire with the Corporation.
ARTICLE THREE
     3.01 Death of the Executive. Upon the death of the Executive while employed by the Corporation, the Corporation will pay to the Executive’s named beneficiaries the Accrued Benefit earned by the Executive as of the date of death in equal annual installments for a period of fifteen (15) years. The Executive may name one or more beneficiaries in writing to the Corporation. If no beneficiary is so named or if no named beneficiary is living at the time a payment is due, that payment and all subsequent payments shall be made, when otherwise due, to the Executive’s estate.

ARTICLE FOUR
     4.01 Disability Prior to Retirement. In the event the Executive shall become disabled, mentally or physically, which disability prevents him from performing the material aspects of his duties, the Corporation will pay no disability benefits under this Agreement. Disability benefits (if any) will be paid to the Executive through the insurance program sponsored by the Corporation. Upon the later of (x) termination of such other disability benefits (if any), (y) the Normal Retirement Date or (z) the lapse of six months following the date of termination of employment, the Executive shall commence receiving payment of his Accrued Benefit determined as of the date of the disability. The Accrued Benefits shall be paid in the form provided in Section 2.04.
     In the event the Executive returns to work with the Corporation after terminating employment because of disability, this Agreement shall continue in full force and effect as though such disability had not occurred as long as he returns to work in the position in which he was employed at the date of disability. For the purposes of the numerator of the fractions in Sections 2.01 and 2.03, the Executive’s period of disability shall be treated as a period of employment with the Corporation.
ARTICLE FIVE
     5.01 Termination of Employment Prior to Normal Retirement Date. If the Executive has a Separation from Service prior to the Normal Retirement Date for any reason other than death or disability, the Executive shall be entitled to benefits in the amount of the Accrued Benefit determined as of the date of termination of his employment (“Early Retirement Benefits”) payable (x) monthly commencing at the Normal Retirement Date (subject to the six-month delay requirement in Section 2.04(e)) and continuing for 15 years or (y) to the extent so elected by the Executive, in any other form permitted under Section 2.04 and commencing at such other time as may be permitted under Section 5.02 below, subject to such adjustment as may be provided under Section 5.02 below.
     5.02 Early Payment. By written notice to the Corporation, the Executive may elect to have the Corporation commence payment of Early Retirement Benefits at any time after the Executive has attained age fifty-five (55) and has a Separation from Service, provided that such payments are not made or do not commence prior to the first day of the month following the lapse of six months from the date of Separation of Service. Early Retirement Benefits shall be in the amount(s) determined in accordance with Section 5.01, but further reduced by one-quarter of one percent (.25%) per month for each month of the first sixty (60) months the annual benefit is received prior to age 65. Said Early Retirement Benefits shall be further reduced by one-half of one percent (.50%) per month for each of the months by which the annual benefit is received prior to age 60.
     5.03 Payment. Benefits payable under this Article Five shall be paid for fifteen (15) years certain payable monthly or in the manner provided in Section 2.04.

     5.04 Forfeiture. Anything to the contrary in this Agreement notwithstanding, benefits under this Agreement shall be forfeited and all rights of the Executive and his beneficiaries shall become null and void, if the Executive’s employment is terminated for cause. For this purpose, “cause” shall have the meaning given such term in the Retention Agreement.
ARTICLE SIX
     6.01 Interest. Unless otherwise expressly provided herein, any reference to “interest” shall be a variable rate of interest which shall be the rate of interest on one (1) year U.S. Treasury Bills determined at the first auction of each calendar year or part thereof during the period of which interest is to be applied to any obligation hereunder.
ARTICLE SEVEN
     7.01 Alienability. Neither the Executive, nor any beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.
ARTICLE EIGHT
     8.01 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which the Corporation may have or hereafter have.
     8.02 Alternative Benefit. Notwithstanding anything to the contrary in this Agreement or in the TD Banknorth Inc. Amended and Restated Supplemental Retirement Plan (the “SERP”) (including, without limitation, Article Three thereof), if on the date that benefits become payable under this Agreement, the actuarial equivalent of the aggregate amount of the benefits payable to the Executive under the terms of this Agreement is less than the actuarial equivalent of the aggregate amount of the benefits to which the Executive would be entitled under the SERP if he were a “Participant” (as defined in the SERP) in the SERP (such amount, the “Alternative Benefit”), the Executive shall be entitled to benefits payable in accordance with the terms of this Agreement but in an aggregate amount equal to the actuarial equivalent of the Alternative Benefit instead of in an aggregate benefit amount determined under this Agreement. Whenever an “actuarial equivalent” is required to be determined under this Agreement, such actuarial equivalent shall be determined in the manner prescribed for determining actuarial equivalents under the Pension Plan. For purposes of calculating the actuarial equivalent of the Alternative Benefit to which the Executive would be entitled under the SERP, (1) the $52,000 short-term incentive payment the payment of which was accelerated to December 2004 shall be taken into account as if it was paid in 2005 rather than 2004, (2) the $3,130,220 long-term incentive payment the payment of which was accelerated to December 2004 shall be taken into account in such amounts and at such times as it would have been paid absent the acceleration, and (3) no amounts payable to the Executive pursuant to Sections 6, 7 and 8 of the Retention Agreement shall be taken into account.

ARTICLE NINE
     9.01 Funding. The Corporation reserves the absolute right at its sole and exclusive discretion to insure or otherwise provide for the obligations of the Corporation undertaken by this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts, provided that the terms of each trust comply with Section 409A of the Code. Should the Corporation elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation trust or escrow arrangement, including, but not by way of restriction, any insurance or annuity or contracts or the proceeds therefrom. Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement. If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary, and generally cooperate with the Corporation in securing such policy.
     9.02 No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and the Executive, his designated beneficiary or any other person.
ARTICLE TEN
     10.01 Reorganization. The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term “Corporation” as used in this Agreement shall be deemed to refer to such successor, assignee or survivor corporation, firm or person.
ARTICLE ELEVEN
     11.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation, and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.
     11.02 Corporation. As used in this Agreement, the term “Corporation” shall mean TD Banknorth Inc., and any entity that from time to time is aggregated with TD Banknorth Inc., its successors and assigns, under Sections 414(b), 414(c), 414(m), 414(n) or 414(o) of the Code. For the purpose of determining the Executive’s period of employment with the Corporation as required hereunder, the term “Corporation” shall also include any predecessor of the Corporation.

ARTICLE TWELVE
     12.01 Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by First Class mail, as the case may be:
     To the Corporation:
TD Banknorth Inc.
Two Portland Square
Portland, ME 04112
     To the Executive:
John W. Fridlington
At the last address appearing on the
personnel records of the Corporation
     Each party shall have the right by written notice to change the place to which any notice may be addressed.
ARTICLE THIRTEEN
     13.01 Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.
     13.02 Initial Claim. The Executive or any Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Corporation. The Corporation shall review the claim itself or appoint an individual or an entity to review the claim.
(a)	Initial Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Corporation or appointee of the Corporation prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)	Manner and Content of Denial of Initial Claims. If the Corporation denies a claim, it must provide to the Claimant, in writing or by electronic communication:
(i)	The specific reasons for the denial;

(ii)	A reference to the provision of the Agreement upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Executive’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following a denial on review of the initial denial.
     13.03 Review Procedures.
(a)	Request For Review. A request for review of a denied claim must be made in writing to the Corporation within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Corporation’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Corporation. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse claim determination, the Corporation will give the Claimant, in writing or by electronic notification, a notice containing:
(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of this Agreement on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Corporation’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
     13.04 Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures of this Agreement without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
     13.05 Legal Action. If the Corporation fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Agreement and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Agreement has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Agreement.
     13.06 Review by the Corporation. Notwithstanding anything in this Agreement to the contrary, the Corporation may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Agreement.
ARTICLE FOURTEEN
     14.01 General. The Corporation may at any time and from time to time amend, suspend or terminate this Agreement or the Executive’s participation therein; provided, however, that no amendment, suspension or termination may impair the rights of the Executive (or, in the case of the Executive’s death, his Beneficiary or estate) to receive benefits accrued prior to the effective date of such amendment, suspension or termination. Notwithstanding anything in this Agreement to the contrary, the Corporation may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code. This Agreement may be altered or amended only by a written agreement signed by the parties hereto.

     14.02 Termination. Under no circumstances may the Agreement permit the acceleration of the time or form of any payment under the Agreement prior to the payment events specified herein, except as provided in this Section 14.02. The Corporation may, in its discretion, elect to terminate the Agreement in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Executive’s accrued benefits in an amount equal to the Actuarial Equivalent (as defined in the Pension Plan) of such Executive’s accrued benefits as of the date of such payment in accordance with Section 409A of the Code:
(i)	the Agreement is terminated within the 30 days preceding a Change In Control and (1) all substantially similar arrangements sponsored by the Corporation are terminated, and (2) the Executive and all participants under the substantially similar arrangements receive all of their benefits under the terminated arrangements within 12 months of the date of termination of the arrangements,

(ii)	the Agreement is terminated and (1) all arrangements sponsored by the Corporation that would be aggregated with the Agreement under Treasury Regulation 1.409A-1(c) if the Executive participated in all of the arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the termination of the arrangements; and (4) the Corporation does not adopt a new arrangement that would be aggregated with the Agreement under Treasury Regulation 1.409A-1(c) if the Executive participated in both arrangements, at any time within five years following the date of termination of the Agreement, or

(iii)	the Agreement is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Executive under the Agreement are included in the Executive’s gross income in the later of (1) the calendar year in which the Agreement termination of the Agreement occurs, or (2) the first calendar year in which the payment is administratively practicable.
ARTICLE FIFTEEN
     15.01 Withholding. The Corporation shall be entitled to withhold from payment of benefits hereunder any federal, state or local withholding or other taxes or charge from time to time required to be withheld.
     15.02 Capitalized Terms. Any capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the SERP.
     15.03 Entire Agreement. This instrument contains the entire agreement of the parties hereto and there are no agreements or representations which are not set forth herein.

     15.04 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine.
     15.05 Severability. The provisions of this Agreement are severable and the invalidity of any provision shall not affect the validity of any other provision.
     IN WITNESS WHEREOF, the Corporation and the Executive have caused this Agreement to be executed and the Seal of the Corporation to be affixed, as of the date and year first above written.

TD BANKNORTH INC.

/s/ Jay Milligan	By:	/s/ Cynthia H. Hamilton

Witness	Name:	Cynthia H. Hamilton
	Title:	Executive Vice President

/s/ Jay Milligan	/s/ John W. Fridlington

Witness	John W. Fridlington